EXHIBIT 24a

Consent of Independent Registered Public Accounting Firm

The Board of Directors
New Brunswick Scientific Co., Inc.:

We consent to incorporation by reference in the registration statements (No. 33-70452, No. 333-06029, No. 33-16024, No. 333-69202, No. 333-69206 and No. 333-69208) on Form S-8 of New Brunswick Scientific Co., Inc. of our report dated March 8, 2006, with respect to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2005, and related schedule, which report appears in the December 31, 2005, annual report on Form 10-K of New Brunswick Scientific Co., Inc.

Short Hills, New Jersey
March 20, 2006